EXHIBIT 23.2


                       CONSENT OF DELOITTE & TOUCHE GMBH

     We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the registration of 4,795,000 common shares of iQ Power Technology Inc. under the iQ Power Technology Inc. 1998 Stock Option Plan of our report dated February 26, 1999, with respect to the consolidated financial statements of iQ Battery Research & Development GmbH for the years ended December 31, 1998, 1997 and 1996, included in the Special Financial Report on Form 10-KSB filed with the Securities Exchange Commission on August 3, 1999.





/s/ DELOITTE & TOUCHE GMBH

Munich, Germany
August 3, 1999